Exhibit 10.48
TIME WARNER CABLE INC.
2006 STOCK INCENTIVE PLAN
DEFERRED STOCK UNITS AGREEMENT RELATING TO ELECTIVE CASH
DEFERRALS BY NON-EMPLOYEE DIRECTORS
General Terms and Conditions
          WHEREAS, the Board believes that giving non-employee members of the Board the opportunity to defer receipt of compensation for their services to the Company in the form of deferred stock units will promote its ability to attract and retain talented individuals as members of the Board; and
          WHEREAS, the Board has adopted the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, pursuant to Section 9(a) of the Plan, the Committee that administers the Plan (i) has the authority to grant Other-Stock Based Awards, which are Awards valued by reference to Shares and that may be in the form, and dependent on such conditions, as the Committee may determine, and (ii) has determined to grant deferred stock units as described in this Agreement pursuant to such authority; and
          WHEREAS, the Participant has provided the Committee with a Deferral Election Form pursuant to which the Participant has elected to defer a portion of Cash Compensation in exchange for receiving deferred stock units under the Plan; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to establish the deferral provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
a)	“Annual Deferral Amount” means the portion of a Participant’s Cash Compensation that a Participant elects to be deferred.

b)	“Cash Compensation” means cash compensation earned by a Participant as a director of the Company (including, but not limited to, retainers (whether annual, semi-annual or otherwise), board meeting fees, committee meeting fees and committee chairman fees).

c)	“Deferral Election Form” means an election form that indicates the Annual Deferral Amount and the date that the DSUs will be distributed to the Participant.

d)	“Deferred Stock Unit” or “DSU” means a bookkeeping entry, equivalent in value to one Share, credited in accordance with an election made by a Participant pursuant to a Deferral Election Form.

e)	“Notice” means the Notice of Grant of Deferred Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement.

f)	“Participant” means a non-employee member of the Board to whom DSUs as set forth in the Notice have been awarded pursuant to this Agreement.
2.	Grant of Deferred Stock Units. The Company hereby grants to the Participant, on the terms and conditions hereinafter set forth, the number of DSUs set forth on the Notice (the “DSU Award”). Each DSU represents the unfunded, unsecured right of the Participant to receive one Share on the date(s) specified herein or in the Notice. DSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Dividend Equivalents and Retained Distributions. If on any date while DSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall be paid, for each DSU held by the Participant on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while DSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each DSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of DSUs equal to the product of (i) the aggregate number of DSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions and payment timing as the DSUs to which they relate.

4.	Delivery of Securities.
a)	Subject to the terms and provisions of the Plan and this Agreement, except as provided below, the Company shall issue or transfer to the Participant, on the date specified in such Participant’s Deferral Election Form in respect of which the

DSUs are granted hereunder, the number of Shares as set forth on the Notice and the Retained Distributions, if any, covered by that portion of the DSU Award.
b)	DSUs Extinguished. Upon the issuance or transfer of Shares in accordance with this Agreement, the DSUs shall be extinguished and such DSUs will not be considered to be held by the Participant for any purpose.
5.	Acceleration of Distribution Date. Subject to paragraph 6 and the terms of any agreement entered into by the Participant and the Company that provides for treatment of DSUs that is more favorable to the Participant than the terms of this paragraph 5, in the event of a Change in Control that also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control Event”), to the extent the DSU Award has not been previously canceled or forfeited, Shares subject to the DSU Award shall be issued or transferred to the Participant, as soon as practicable following such Change in Control, along with the Retained Distributions related thereto. To the extent that a Change in Control does not constitute a 409A Change in Control Event, the issuance of Shares and Retained Distributions shall be made at the times otherwise provided hereunder as if no Change in Control had occurred.

6.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of issuance or transfer of the Shares subject to the DSUs pursuant to paragraph 5 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:
a)	If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.
The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and whether to waive the right to any Payments due under this Agreement or any portion thereof shall be made by the Participant, and such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that the Participant elects to waive the right to any Payments due under this Agreement, such Payments and the DSUs and Retained Distributions related thereto shall be forfeited.

The Company shall promptly pay, upon demand by the Participant but no later than the end of the year following the year in which incurred, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 6.

7.	Withholding and Self-Employment Taxes. The Participant agrees that the Participant shall be solely responsible for payment of any applicable self-employment and other related taxes in connection with the issuance or transfer of Shares subject to the DSUs, or Retained Distributions or the payment of any Dividend Equivalents.

8.	Changes in Capitalization and Government and Other Regulations. This DSU Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to Awards granted under the Plan upon certain changes in capitalization and certain reorganizations and other transactions).

9.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue as a non-employee member of the Board, and the Company and any Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause. The granting of the DSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

10.	Nontransferability of the Deferred Account or the DSU Award. This DSU Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant, the DSUs shall be payable only to the Participant. If the DSUs becomes payable, consistent with the Deferral Election Form, after the death of the Participant, the DSUs shall be paid to the legatees, personal representatives or distributees of the Participant.

11.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Cable Inc., at 7910 Crescent Executive Drive, Charlotte, NC 28217, attention Manager, Executive Compensation, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

12.	Interpretation and Amendments. The Committee has plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall diminish any of the rights of the Participant under this Agreement without his or her consent.

13.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate.

14.	Copy of the Plan. The Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

15.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

16.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action or other proceeding arising out of or based upon this Agreement.

17.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 11 hereof.

18.	Personal Data. The Company may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, taxpayer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of DSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding DSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or from the Company. The Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. The Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. The Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Participant understands that such objection may affect his/her ability to participate in the Plan. The Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

19.	Compliance With Code Section 409A. The Agreement is intended to comply with the requirements of Code section 409A to avoid taxation under Code section 409A(a)(1) and shall at all times be interpreted, operated and administered in a manner consistent with this intent. References herein to ceasing to be a member of the Board and similar terms used in this Agreement shall be deemed to refer to “separation from service” within the meaning of Code section 409A to the extent necessary to comply with Code section 409A. Notwithstanding any provision of the Agreement to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” as defined in Code section 409A and any Shares or amounts otherwise payable under this

Agreement as a result of such separation from service are subject to Code section 409A, then no transfer or payment of such Shares or amounts shall be made until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code), and the Company will transfer or pay any Shares or amounts that are delayed under the foregoing within 90 days of such date. Notwithstanding the forgoing or any other term or provision of this Agreement or the Plan, neither the Company nor any Affiliate nor any of its or their officers, directors, employees, agents or other service providers shall have any liability to any person for any taxes, penalties or interest due on any amounts paid or payable hereunder, including any taxes, penalties or interest imposed under Code section 409A.